Exhibit 99.1

news release
www.pplnewsroom.com

Contacts:	For news media: Ryan Hill, 610-774-4033
For financial analysts: Andy Ludwig, 610-774-3389

PPL Corporation Reports Second-Quarter 2021 Earnings;
Announces Net-Zero Carbon Emissions Goal

•Continues to advance strategic repositioning with sale of U.K. utility business completed June 14 and acquisition of Narragansett Electric on track to close by March 2022.
•Announces plan to repurchase approximately $500 million in PPL shares in 2021.
•Sets new 2050 net-zero carbon emissions goal, targeting 80% reduction by 2040 and 70% reduction by 2035.

ALLENTOWN, Pa. (Aug. 5, 2021) - PPL Corporation (NYSE: PPL) on Thursday (8/5) announced second-quarter 2021 reported earnings (GAAP) of $19 million, or $0.03 per share, compared with second-quarter 2020 reported earnings of $344 million, or $0.45 per share.
PPL reported a net loss of $1.82 billion, or $2.37 per share, for the first six months of 2021, compared with reported earnings of $898 million, or $1.17 per share, for the first six months of 2020.
Adjusting for special items, second-quarter 2021 earnings from ongoing operations (non-GAAP) were $147 million, or $0.19 per share, compared with $159 million, or $0.20 per share, a year ago.
Earnings from ongoing operations for the first six months of 2021 were $366 million, or $0.47 per share, compared with $365 million, or $0.47 per share, for the first six months of 2020.
Special items in the second quarter included a U.K. tax rate change and a loss on the early extinguishment of debt, partially offset by earnings from the operations of the U.K. utility business prior to the completion of its sale on June 14, 2021. Special items for the first six months of 2021 included the above factors, as well as a non-cash net loss from discontinued operations primarily due to the realization of accumulated other comprehensive losses associated with the U.K. utility business.
"In the second quarter, PPL continued to execute on its strategic repositioning, including completing the sale of our U.K. utility business," said Vincent Sorgi, PPL president and chief executive officer. "Having achieved exceptional value for the U.K. assets, we strengthened our balance sheet by retiring $3.5 billion in corporate debt. We also advanced the process to acquire The Narragansett Electric Company in Rhode Island with several key approvals, and we accomplished key priorities in our Kentucky rate review, which will support continued investment in technology and infrastructure to improve service to our customers. Most importantly, we delivered electricity and natural gas safely and reliably for those we serve."
Sorgi said the company will seek to build on this momentum in the remainder of 2021 while continuing to lay a strong foundation for long-term growth and success.
With a view toward maximizing shareowner value, PPL continues to evaluate the best uses for the remaining proceeds from the U.K. sale, which resulted in net cash proceeds of $10.4 billion after taxes and fees. In addition to utilizing a portion of the proceeds to strengthen its balance sheet, the company plans to use an additional $3.8 billion to acquire Narragansett Electric. Potential uses for the remaining proceeds include investing incremental capital at PPL's utilities or in renewable energy, as well as repurchasing PPL shares. PPL’s Board of Directors recently authorized a new share repurchase program pursuant to which the company may purchase up to $3 billion in outstanding common shares at the discretion of management. The company said it expects to repurchase approximately $500 million in common shares by the end of 2021 and will continue to assess opportunities to deploy the remaining proceeds.
PPL said it remains focused on securing the final approvals for the Narragansett Electric acquisition in order to close on the transaction by March 2022. PPL continues to coordinate closely with National Grid on planning to ensure a seamless transition for Narragansett employees and customers upon regulatory approval and closing of the transaction. In June, the company announced its planned leadership team for the Rhode Island utility.
PPL also announced today that it has set a new goal to achieve net-zero carbon emissions by 2050 and is on track to achieve an 80% reduction from 2010 levels by 2040 and a 70% reduction by 2035.
PPL said its new net-zero emissions goal and interim targets, which cover greenhouse gas emissions from generation and other sources, reflect updated forecasts, analyses and ongoing business planning, as well as the company’s expanded efforts to invest in research and development of clean energy technologies. The company currently is undertaking an enterprise-wide initiative to enhance its clean energy transition strategy and has engaged an industry-leading global consulting firm to assist it in this effort.
"PPL is fully committed to driving innovation that enables us to achieve net-zero carbon emissions by 2050 and ensuring a balanced, responsible and just transition for our employees, communities and customers as we advance toward our clean energy goals," said Sorgi.

Second-Quarter 2021 Earnings Details

As discussed in this news release, reported earnings are calculated in accordance with U.S. Generally Accepted Accounting Principles (GAAP). "Earnings from ongoing operations" is a non-GAAP financial measure that is adjusted for special items. See the tables at the end of this news release for a reconciliation of reported earnings (net income) to earnings from ongoing operations, including an itemization of special items.

(Dollars in millions, except for per-share amounts)	2nd Quarter			Year to Date
	2021	2020	Change	2021	2020	Change
Reported earnings	$19	$344	(94)%	$(1,821)	$898	NM*
Reported earnings per share	$0.03	$0.45	(93)%	$(2.37)	$1.17	NM*

	2nd Quarter			Year to Date
	2021	2020	Change	2021	2020	Change
Earnings from ongoing operations	$147	$159	(8)%	$366	$365	0%
Earnings from ongoing operations per share	$0.19	$0.20	(5)%	$0.47	$0.47	0%
*NM: Not meaningful

Second-Quarter 2021 Earnings by Segment

	2nd Quarter		Year to Date
Per share	2021	2020	2021	2020
Reported earnings
Kentucky Regulated	$0.11	$0.10	$0.30	$0.26
Pennsylvania Regulated	0.12	0.15	0.27	0.31
Corporate and Other	(0.92)	(0.05)	(1.01)	(0.10)
Discontinued Operations	0.72	0.25	(1.93)	0.70
Total	$0.03	$0.45	$(2.37)	$1.17

	2nd Quarter		Year to Date
	2021	2020	2021	2020
Special items (expense) benefit
Kentucky Regulated	$—	$—	$0.01	$—
Pennsylvania Regulated	(0.01)	—	(0.03)	—
Corporate and Other	(0.87)	—	(0.89)	—
Discontinued Operations	0.72	0.25	(1.93)	0.70
Total	$(0.16)	$0.25	$(2.84)	$0.70

	2nd Quarter		Year to Date
	2021	2020	2021	2020
Earnings from ongoing operations
Kentucky Regulated	$0.11	$0.10	$0.29	$0.26
Pennsylvania Regulated	0.13	0.15	0.30	0.31
Corporate and Other	(0.05)	(0.05)	(0.12)	(0.10)
Discontinued Operations	—	—	—	—
Total	$0.19	$0.20	$0.47	$0.47

Key Factors Impacting Earnings

In addition to the segment drivers outlined below, PPL’s reported earnings for the second quarter of 2021 included net special-item after-tax charges of $128 million, or $0.16 per share, primarily attributable to a U.K. tax rate change and a loss on the early extinguishment of debt, partially offset by earnings from the operations of the U.K. utility business prior to the completion of its sale on June 14, 2021. Reported earnings for the second quarter of 2020 included net special-item after-tax benefits of $185 million, or $0.25 per share, primarily attributable to U.K. earnings that were reclassified to discontinued operations.
Reported earnings for the first six months of 2021 included net special-item after-tax charges of $2.19 billion, or $2.84 per share, primarily attributable to discontinued operations associated with the U.K. utility business, a U.K. tax rate change and a loss on the early extinguishment of debt. The special-item charges attributable to discontinued operations included a non-cash net loss on the sale of the U.K. utility business, primarily due to the realization of accumulated other comprehensive losses and forecasted federal taxes associated with the sale, partially offset by earnings from the operations of the U.K. utility business until completion of its sale on June 14, 2021. Reported earnings for the first six months of 2020 included net special-item after-tax benefits of $533 million, or $0.70 per share, primarily attributable to U.K. earnings that were reclassified to discontinued operations.

Kentucky Regulated Segment
PPL’s Kentucky Regulated segment primarily consists of the regulated electricity and natural gas operations of Louisville Gas and Electric Company and the regulated electricity operations of Kentucky Utilities Company.
Reported earnings and earnings from ongoing operations in the second quarter of 2021 increased by $0.01 per share compared with a year ago. Factors driving earnings results primarily included higher commercial and industrial demand revenue due to the 2020 impact of COVID-19 and lower interest expense primarily due to interest costs allocated to the Kentucky Regulated segment in 2020 that were not allocated in 2021, partially offset by higher operation and maintenance expense.
Reported earnings for the first six months of 2021 increased by $0.04 per share compared with a year ago. Earnings from ongoing operations for the first six months of 2021 increased by $0.03 per share compared with a year ago. Factors driving earnings results primarily included higher sales volumes primarily due to weather, lower interest expense primarily due to interest costs allocated to the Kentucky Regulated segment in 2020 that were not allocated in 2021, and higher commercial and industrial demand revenue due to the 2020 impact of COVID-19, partially offset by higher operation and maintenance expense.

Pennsylvania Regulated Segment
PPL’s Pennsylvania Regulated segment consists of the regulated electricity delivery operations of PPL Electric Utilities.
Reported earnings in the second quarter of 2021 decreased by $0.03 per share compared with a year ago. Earnings from ongoing operations in the second quarter of 2021 decreased by $0.02 per share compared with a year ago. Factors driving earnings results primarily included lower peak transmission demand, an increase in the reserve amount recorded as a result of a challenge to the transmission formula rate return on equity and favorable tax-related items recognized in 2020, partially offset by returns on additional capital investments in transmission.
Reported earnings for the first six months of 2021 decreased by $0.04 per share compared with a year ago. Earnings from ongoing operations for the first six months of 2021 decreased by $0.01 per share compared with a year ago. Factors driving earnings results primarily included lower peak transmission demand, a reserve recorded as a result of a challenge to the transmission formula rate return on equity and favorable tax-related items recognized in 2020, partially offset by returns on additional capital investments in transmission, lower operation and maintenance expense and higher sales volumes due to weather.

Corporate and Other
PPL’s Corporate and Other category primarily includes unallocated corporate-level financing and other costs.
Reported earnings in the second quarter of 2021 decreased by $0.87 per share compared with a year ago. Earnings from ongoing operations in the second quarter of 2021 were flat compared with a year ago.
Reported earnings for the first six months of 2021 decreased by $0.91 per share compared with a year ago. Earnings from ongoing operations for the first six months of 2021 decreased by $0.02 per share compared with a year ago. Factors driving earnings results primarily included higher interest expense primarily due to interest costs reflected in Corporate and Other in 2021 that were previously allocated to the operating segments in 2020.

About PPL
PPL Corporation (NYSE:PPL), based in Allentown, Pennsylvania, is a leading U.S. energy company focused on providing electricity and natural gas safely, reliably and affordably to more than 2.5 million customers in the U.S. PPL’s high-performing, award-winning utilities are addressing energy challenges head-on by building smarter, more resilient and more dynamic power grids and advancing sustainable energy solutions. For more information, visit www.pplweb.com.
# # #

(Note: All references to earnings per share in the text and tables of this news release are stated in terms of diluted earnings per share unless otherwise noted.)

Conference Call and Webcast

PPL invites interested parties to listen to a live Internet webcast of management’s teleconference with financial analysts about second-quarter 2021 financial results at 11 a.m. Eastern time on Thursday, Aug. 5. The call will be webcast live, in audio format, together with slides of the presentation. For those who are unable to listen to the live webcast, a replay with slides will be accessible at www.pplweb.com/investors for 90 days after the call. Interested individuals can access the live conference call via telephone at 1-888-346-8683. International participants should call 1-412-902-4270. Participants will need to enter the following "Elite Entry" number to join the conference: 7482815. Callers can access the webcast link at www.pplweb.com/investors under “Events.”
# # #

Management utilizes “Earnings from Ongoing Operations” as a non-GAAP financial measure that should not be considered as an alternative to reported earnings, or net income, an indicator of operating performance determined in accordance with GAAP. PPL believes that Earnings from Ongoing Operations is useful and meaningful to investors because it provides management's view of PPL's earnings performance as another criterion in making investment decisions. In addition, PPL’s management uses Earnings from Ongoing Operations in measuring achievement of certain corporate performance goals, including targets for certain executive incentive compensation. Other companies may use different measures to present financial performance.

Earnings from Ongoing Operations is adjusted for the impact of special items. Special items are presented in the financial tables on an after-tax basis with the related income taxes on special items separately disclosed. Income taxes on special items, when applicable, are calculated based on the statutory tax rate of the entity where the activity is recorded. Special items may include items such as:

•Gains and losses on sales of assets not in the ordinary course of business.
•Impairment charges.
•Significant workforce reduction and other restructuring effects.
•Acquisition and divestiture-related adjustments.
•Significant losses on early extinguishment of debt.
•Other charges or credits that are, in management's view, non-recurring or otherwise not reflective of the company's ongoing operations.

Statements contained in this news release, including statements with respect to future earnings, cash flows, dividends, financing, regulation and corporate strategy, are “forward-looking statements” within the meaning of the federal securities laws. Although PPL Corporation believes that the expectations and assumptions reflected in these forward-looking statements are reasonable, these statements are subject to a number of risks and uncertainties, and actual results may differ materially from the results discussed in the statements. The following are among the important factors that could cause actual results to differ materially from the forward-looking statements: asset or business acquisitions and dispositions; the novel coronavirus pandemic or other pandemic health events or other catastrophic events and their effect on financial markets, economic conditions and our businesses; market demand for energy in our service territories; weather conditions affecting customer energy usage and operating costs; the effect of any business or industry restructuring; the profitability and liquidity of PPL Corporation and its subsidiaries; new accounting requirements or new interpretations or applications of existing requirements; operating performance of our facilities; the length of scheduled and unscheduled outages at our generating plants; environmental conditions and requirements and the related costs of compliance; system conditions and operating costs; development of new projects, markets and technologies; performance of new ventures; any impact of severe weather on our business; receipt of necessary government permits, approvals, rate relief and regulatory cost recovery; capital market conditions and decisions regarding capital structure; the impact of state, federal or foreign investigations applicable to PPL Corporation and its subsidiaries; the outcome of litigation against PPL Corporation and its subsidiaries; stock price performance; the market prices of equity securities and the impact on pension income and resultant cash funding requirements for defined benefit pension plans; the securities and credit ratings of PPL Corporation and its subsidiaries; political, regulatory or economic conditions in jurisdictions where PPL Corporation or its subsidiaries conduct business, including any potential effects of threatened or actual cyberattack, terrorism, or war or other hostilities; new state, federal or foreign legislation, including new tax legislation; and the commitments and liabilities of PPL Corporation and its subsidiaries. Any such forward-looking statements should be considered in light of such important factors and in conjunction with factors and other matters discussed in PPL Corporation's Form 10-K and other reports on file with the Securities and Exchange Commission.

Note to Editors: Visit our media website at www.pplnewsroom.com for additional news and background about PPL Corporation.

PPL CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED FINANCIAL INFORMATION(1)
Condensed Consolidated Balance Sheets (Unaudited)
(Millions of Dollars)

	June 30,	December 31,
	2021	2020
Assets
Cash and cash equivalents	$7,629	$442
Accounts receivable	658	689
Unbilled revenues	247	301
Fuel, materials and supplies	265	302
Other current assets	219	183
Current assets held for sale	—	18,983
Property, Plant and Equipment
Regulated utility plant	29,757	29,040
Less: Accumulated depreciation - regulated utility plant	6,314	6,008
Regulated utility plant, net	23,443	23,032
Non-regulated property, plant and equipment	246	237
Less: Accumulated depreciation - non-regulated property, plant and equipment	40	37
Non-regulated property, plant and equipment, net	206	200
Construction work in progress	1,296	1,268
Property, Plant and Equipment, net	24,945	24,500
Noncurrent regulatory assets	1,281	1,262
Goodwill and other intangibles	1,063	1,067
Pension benefit asset	67	24
Other noncurrent assets	385	363
Total Assets	$36,759	$48,116

Liabilities and Equity
Short-term debt	$—	$1,168
Long-term debt due within one year	2,200	1,074
Accounts payable	683	745
Other current liabilities	1,289	1,045
Current liabilities held for sale	—	11,023
Long-term debt	11,095	13,615
Deferred income taxes and investment tax credits	3,199	2,658
Accrued pension obligations	189	189
Asset retirement obligations	140	132
Noncurrent regulatory liabilities	2,468	2,530
Other deferred credits and noncurrent liabilities	544	564
Common stock and additional paid-in capital	12,289	12,278
Earnings reinvested	2,854	5,315
Accumulated other comprehensive loss	(191)	(4,220)
Total Liabilities and Equity	$36,759	$48,116

(1)    The Financial Statements in this news release have been condensed and summarized for purposes of this presentation. Please refer to PPL Corporation's periodic filings with the Securities and Exchange Commission for full financial statements, including note disclosure.

PPL CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Income (Unaudited)
(Millions of Dollars, except share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Operating Revenues	$1,288	$1,263	$2,786	$2,703

Operating Expenses
Operation
Fuel	159	138	336	301
Energy purchases	137	133	357	334
Other operation and maintenance	404	353	771	708
Depreciation	269	255	536	505
Taxes, other than income	49	37	101	84
Total Operating Expenses	1,018	916	2,101	1,932

Operating Income	270	347	685	771

Other Income (Expense) - net	13	10	13	5

Interest Expense	474	164	627	318

Income (Loss) From Continuing Operations Before Income Taxes	(191)	193	71	458

Income Taxes	345	40	404	101

Income (Loss) from Continuing Operations After Income Taxes	(536)	153	(333)	357

Income (Loss) from Discontinued Operations (net of income taxes)	555	191	(1,488)	541

Net Income (Loss)	$19	$344	$(1,821)	$898

Earnings Per Share of Common Stock:
Basic and Diluted
Income (Loss) from Continuing Operations After Income Taxes	$(0.69)	$0.20	$(0.44)	$0.47
Income (Loss) from Discontinued Operations (net of income taxes)	0.72	0.25	(1.93)	0.70
Net Income (Loss) Available to PPL Common Shareowners	$0.03	$0.45	$(2.37)	$1.17

Weighted-Average Shares of Common Stock Outstanding (in thousands)
Basic	769,466	768,768	769,313	768,358
Diluted	769,466	769,408	769,313	769,073

PPL CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows (Unaudited)
(Millions of Dollars)

	Six Months Ended June 30,
	2021	2020
Cash Flows from Operating Activities
Net income (loss)	$(1,821)	$898
Loss (income) from discontinued operations (net of income taxes)	1,488	(541)
Income from continuing operations (net of income taxes)	(333)	357
Adjustments to reconcile net income to net cash provided by operating activities - continuing operations
Depreciation	536	505
Amortization	40	22
Deferred income taxes and investment tax credits	29	113
Loss on extinguishment of debt	322	—
Other	28	22
Change in current assets and current liabilities
Accounts payable	(26)	(81)
Prepayments	(62)	(67)
Taxes payable	192	(34)
Unbilled revenues	53	61
Regulatory assets and liabilities, net	39	(47)
Other	59	76
Other operating activities
Defined benefit plans - funding	(36)	(56)
Other	(46)	(5)
Net cash provided by operating activities - continuing operations	795	866
Net cash provided by operating activities - discontinued operations	726	433
Net cash provided by operating activities	1,521	1,299
Cash Flows from Investing Activities
Expenditures for property, plant and equipment	(969)	(1,158)
Proceeds from sale of discontinued operations, net of cash divested	10,560	—
Other investing activities	(8)	9
Net cash provided by (used in) investing activities - continuing operations	9,583	(1,149)
Net cash provided by (used in) investing activities - discontinued operations	(607)	(424)
Net cash provided by (used in) investing activities	8,976	(1,573)
Cash Flows from Financing Activities
Issuance of long-term debt	650	1,598
Retirement of long-term debt	(2,379)	—
Issuance of common stock	—	33
Payment of common stock dividends	(640)	(636)
Issuance of term loan	—	300
Retirement of term loan	(300)	—
Retirement of commercial paper	(73)	—
Net increase (decrease) in short-term debt	(795)	(638)
Other financing activities	(19)	73
Net cash provided by (used in) financing activities - continuing operations	(3,556)	730
Net cash provided by (used in) financing activities - discontinued operations	(411)	(23)
Contributions (to) from discontinued operations	365	38
Net cash provided by (used in) financing activities	(3,602)	745
Effect of Exchange Rates on Cash, Cash Equivalents and Restricted Cash included in Discontinued Operations	8	(6)
Net (Increase) Decrease in Cash, Cash Equivalents and Restricted Cash included in Discontinued Operations	284	20
Net Increase (Decrease) in Cash, Cash Equivalents and Restricted Cash	7,187	485
Cash, Cash Equivalents and Restricted Cash at Beginning of Period	443	660
Cash, Cash Equivalents and Restricted Cash at End of Period	$7,630	$1,145

Supplemental Disclosures of Cash Flow Information
Significant non-cash transactions:
Accrued expenditures for property, plant and equipment at June 30,	$222	$250

Operating - Electricity Sales (Unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
			Percent			Percent
(GWh)	2021	2020	Change	2021	2020	Change

PA Regulated Segment
Retail Delivered	8,543	8,089	5.6%	18,404	17,535	5.0%

KY Regulated Segment
Retail Delivered	6,921	6,404	8.1%	14,493	13,632	6.3%
Wholesale(1)	191	104	83.7%	467	230	103.0%
Total	7,112	6,508	9.3%	14,960	13,862	7.9%

Total	15,655	14,597	7.2%	33,364	31,397	6.3%

(1) Represents FERC-regulated municipal and unregulated off-system sales.

Reconciliation of Segment Reported Earnings to Earnings from Ongoing Operations
(After-Tax)
(Unaudited)

2nd Quarter 2021	(millions of dollars)
	KY	PA	Corp.	Disc.
	Reg.	Reg.	& Other	Ops.(2)	Total
Reported Earnings(1)	$84	$96	$(716)	$555	$19
Less: Special Items (expense) benefit:
Income (Loss) from Discontinued Operations	—	—	—	555	555
Talen litigation costs, net of tax of $1	—	—	(6)	—	(6)
Strategic corporate initiatives, net of tax of $1	—	—	(2)	—	(2)
Challenge to transmission formula rate return on equity reserve, net of tax of $2	—	(7)	—	—	(7)
Acquisition integration, net of tax of $1	—	—	(2)	—	(2)
U.K. tax rate change	—	—	(383)	—	(383)
Solar panel impairment, net of tax of $9(3)	—	—	(28)	—	(28)
Loss on early extinguishment of debt, net of tax of $67	—	—	(255)	—	(255)
Total Special Items	—	(7)	(676)	555	(128)
Earnings from Ongoing Operations	$84	$103	$(40)	$—	$147

	(per share - diluted)
	KY	PA	Corp.	Disc.
	Reg.	Reg.	& Other	Ops.(2)	Total
Reported Earnings(1)	$0.11	$0.12	$(0.92)	$0.72	$0.03
Less: Special Items (expense) benefit:
Income (Loss) from Discontinued Operations	—	—	—	0.72	0.72
Challenge to transmission formula rate return on equity reserve	—	(0.01)	—	—	(0.01)
U.K. tax rate change	—	—	(0.50)	—	(0.50)
Solar panel impairment(3)	—	—	(0.04)	—	(0.04)
Loss on early extinguishment of debt	—	—	(0.33)	—	(0.33)
Total Special Items	—	(0.01)	(0.87)	0.72	(0.16)
Earnings from Ongoing Operations	$0.11	$0.13	$(0.05)	$—	$0.19

(1) Reported Earnings represents Net Income.
(2) PPL sold its U.K. utility business on June 14, 2021, and its earnings were treated as a special item.
(3) Reflects solar panel write-down due to extension of federal government's solar investment tax credits, technological advances resulting in more efficient modules available on the market, and rising commodity prices for materials used in various solar projects.

Reconciliation of Segment Reported Earnings to Earnings from Ongoing Operations
(After-Tax)
(Unaudited)

Year-to-Date June 30, 2021	(millions of dollars)
	KY	PA	Corp.	Disc.
	Reg.	Reg.	& Other	Ops.(2)	Total
Reported Earnings(1)	$230	$209	$(772)	$(1,488)	$(1,821)
Less: Special Items (expense) benefit:
Income (Loss) from Discontinued Operations	—	—	—	(1,492)	(1,492)
Talen litigation costs, net of tax of $2	—	—	(9)	—	(9)
Strategic corporate initiatives, net of tax of $1	—	—	(2)	—	(2)
Valuation allowance adjustment	4	—	(4)	4	4
Challenge to transmission formula rate return on equity reserve, net of tax of $8	—	(20)	—	—	(20)
Acquisition integration, net of tax of $1	—	—	(2)	—	(2)
U.K. tax rate change	—	—	(383)	—	(383)
Solar panel impairment, net of tax of $9(3)	—	—	(28)	—	(28)
Loss on early extinguishment of debt, net of tax of $67	—	—	(255)	—	(255)
Total Special Items	4	(20)	(683)	(1,488)	(2,187)
Earning from Ongoing Operations	$226	$229	$(89)	$—	$366

	(per share - diluted)
	KY	PA	Corp.	Disc.
	Reg.	Reg.	& Other	Ops.(2)	Total
Reported Earnings(1)	$0.30	$0.27	$(1.01)	$(1.93)	$(2.37)
Less: Special Items (expense) benefit:
Income (Loss) from Discontinued Operations	—	—	—	(1.94)	(1.94)
Talen litigation costs	—	—	(0.01)	—	(0.01)
Valuation allowance adjustment	0.01	—	(0.01)	0.01	0.01
Challenge to transmission formula rate return on equity reserve	—	(0.03)	—	—	(0.03)
U.K. tax rate change	—	—	(0.50)	—	(0.50)
Solar panel impairment(3)	—	—	(0.04)	—	(0.04)
Loss on early extinguishment of debt	—	—	(0.33)	—	(0.33)
Total Special Items	0.01	(0.03)	(0.89)	(1.93)	(2.84)
Earnings from Ongoing Operations	$0.29	$0.30	$(0.12)	$—	$0.47

(1) Reported Earnings represents Net Income.
(2) PPL sold its U.K. utility business on June 14, 2021, and its earnings were treated as a special item.
(3) Reflects solar panel write-down due to extension of federal government's solar investment tax credits, technological advances resulting in more efficient modules available on the market, and rising commodity prices for materials used in various solar projects.

Reconciliation of Segment Reported Earnings to Earnings from Ongoing Operations
(After-Tax)
(Unaudited)

2nd Quarter 2020	(millions of dollars)
	KY	PA	Corp.	Disc.
	Reg.	Reg.	& Other(2)	Ops.(3)	Total
Reported Earnings(1)	$74	$118	$(39)	$191	$344
Less: Special Items (expense) benefit:
Income (Loss) from Discontinued Operations	—	—	—	191	191
Talen litigation costs, net of tax of $0	—	—	(2)	—	(2)
COVID-19 impact, net of tax of $1	(4)	—	—	—	(4)
Total Special Items	(4)	—	(2)	191	185
Earnings from Ongoing Operations	$78	$118	$(37)	$—	$159

	(per share - diluted)
	KY	PA	Corp.	Disc.
	Reg.	Reg.	& Other(2)	Ops.(3)	Total
Reported Earnings(1)	$0.10	$0.15	$(0.05)	$0.25	$0.45
Less: Special Items (expense) benefit:
Income (Loss) from Discontinued Operations	—	—	—	0.25	0.25
Total Special Items	—	—	—	0.25	0.25
Earnings from Ongoing Operations	$0.10	$0.15	$(0.05)	$—	$0.20

(1) Reported Earnings represents Net Income.
(2) The amount for the period ended June 30, 2020, has been adjusted for certain costs that were previously included in the U.K. Regulated segment.
(3) PPL sold its U.K. utility business on June 14, 2021, and its earnings were treated as a special item.

Reconciliation of Segment Reported Earnings to Earnings from Ongoing Operations
(After-Tax)
(Unaudited)

Year-to-Date June 30, 2020	(millions of dollars)
	KY	PA	Corp.	Disc.
	Reg.	Reg.	& Other(2)	Ops.(3)	Total
Reported Earnings(1)	$201	$236	$(80)	$541	$898
Less: Special Items (expense) benefit:
Income (Loss) from Discontinued Operations	—	—	—	541	541
Talen litigation costs, net of tax of $1	—	—	(4)	—	(4)
COVID-19 impact, net of tax of $1	(4)	—	—	—	(4)
Total Special Items	(4)	—	(4)	541	533
Earnings from Ongoing Operations	$205	$236	$(76)	$—	$365

	(per share - diluted)
	KY	PA	Corp.	Disc.
	Reg.	Reg.	& Other(2)	Ops.(3)	Total
Reported Earnings(1)	$0.26	$0.31	$(0.10)	$0.70	$1.17
Less: Special Items (expense) benefit:
Income (Loss) from Discontinued Operations	—	—	—	0.70	0.70
Total Special Items	—	—	—	0.70	0.70
Earnings from Ongoing Operations	$0.26	$0.31	$(0.10)	$—	$0.47

(1) Reported Earnings represents Net Income.
(2) The amount for the period ended June 30, 2020, has been adjusted for certain costs that were previously included in the U.K. Regulated segment.
(3) PPL sold its U.K. utility business on June 14, 2021, and its earnings were treated as a special item.